EXHIBIT 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

Among

the Purchasers listed on Schedule I hereto,

Allscripts Healthcare, LLC,

Allscripts Next, LLC

And

for purposes of Section 4.04, Section 8.11 and Section 8.12 only,

Allscripts Healthcare Solutions, Inc.

Dated as of December 7, 2018

Table of Contents

i

Section 8.10	WAIVER OF JURY TRIAL	29
Section 8.11	Certain Other Acknowledgement and Agreements	29
Section 8.12	Release	29

Schedules

Schedule I	Purchasers

Exhibits

Exhibit A	Form of Non-Solicit Agreement
Exhibit B	Form of Waiver
Exhibit C	Form of Instrument of Assignment

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT (this “Agreement”) dated as of December 7, 2018, among the purchasers set forth on Schedule I attached hereto (each a “Purchaser” and collectively, the “Purchasers”), Allscripts Healthcare, LLC, a North Carolina limited liability company (“Healthcare LLC”), Allscripts Next, LLC, a Delaware limited liability company and wholly owned subsidiary of Healthcare LLC (“Next LLC”, and together with Healthcare LLC, the “Seller”), and, for the purposes of Section 4.04, Section 8.11 and Section 8.12 only, Allscripts Healthcare Solutions, Inc. (“Seller Parent”).

WHEREAS, Next LLC is the owner of 351,457,041 Class A Common Units of Netsmart LLC, f/k/a Nathan Holding LLC, a Delaware limited liability company (the “Company”) (the “Transferred Units”);

WHEREAS, Purchasers desire to purchase from Seller, and Seller desires to sell to Purchasers, the Transferred Units;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Seller to enter into this Agreement, each GI Purchaser and the AlpInvest Purchasers have received financing commitments (including, in the case of certain of the GI Purchasers, under their respective limited partnership agreements), which obligate certain parties thereto to provide equity financing in the amount and on the terms and conditions set forth therein (each, an “Equity Commitment Letter”), copies of which have been provided to Seller;

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller Parent and the Company have entered a Non-Solicit Agreement in the form attached hereto as Exhibit A, effective as of immediately after the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, Healthcare LLC, Next LLC, the Company, the GI Purchasers that own Units and Michael Valentine have entered a Waiver and Consent in the form attached hereto as Exhibit B (the “Waiver”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Purchasers and certain other parties have entered into a Second Amended and Restated Limited Liability Company Agreement of the Company which amends and restates the LLC Agreement in its entirety, effective as of immediately after the Closing (the “Second Amended and Restated LLC Agreement”);

NOW, THEREFORE, in consideration for the mutual covenants, agreements, and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

Purchase and Sale of the Transferred Units; Closing

Section 1.01Purchase and Sale of the Transferred Units

.  On the terms and subject to the conditions hereof, at the Closing, the Seller shall sell, transfer and deliver to each Purchaser, and each Purchaser shall purchase from the Seller, the Applicable Transferred Units (as defined below) with respect to such Purchaser.  The Unit purchase price for each of the Transferred Units shall be $1.6122 (the “Per Unit Purchase Price”) and the amount of Transferred Units to be purchased by each Purchaser (the “Applicable Transferred Units”) and the aggregate purchase price to be paid by each Purchaser (the “Applicable Purchase Price”) for such Applicable Transferred Units are as set forth opposite such Purchaser’s name on Schedule I attached hereto, in each case payable as set forth in this Article I. The purchase of the Applicable Transferred Units by each Purchaser for the Applicable Purchase Price, each of which shall be treated as a separate transaction under this Agreement, is collectively referred to herein as the “Acquisition.” The Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements are referred to herein as the “Transactions.”

Section 1.02Closing Date

. The closing of the Acquisition (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 or remotely via the exchange of executed documents and Closing deliverables (a) at 10:00 a.m., Chicago time, on the later to occur of (i) the date on which each of the conditions set forth in Article V is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), and (ii) December 31, 2018, or (b) at such other time or date as agreed to in writing by Seller and the Purchasers. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03Transactions To Be Effected at the Closing

.  At the Closing:

(a)The Seller shall deliver or cause to be delivered to each Purchaser an instrument of assignment, duly executed by the Seller, in the form attached hereto as Exhibit C, with respect to the Applicable Transferred Units being transferred to such Purchaser;

(b)Seller shall deliver or cause to be delivered to Purchasers the documents required to be delivered by it pursuant to Article V;

(c)Each Purchaser shall deliver to the Seller a payment, by wire transfer to a bank account designated in writing by the Seller (such designation to be made at least two Business Days before the Closing Date), of immediately available funds in an amount equal to the Applicable Purchase Price attributable to such Purchaser; and

(d)Each Purchaser shall deliver to Seller the other documents required to be delivered by it pursuant to Article V.

Section 1.04Net Debt Amount Determination

.

(a)Within thirty (30) days after the Closing, the Company shall prepare and deliver (or cause to be prepared and delivered) to the Seller a statement setting forth the Company's calculation of the Net Debt Amount as of the end of the Closing Date (the “Closing Statement”).  Seller shall be permitted reasonable access during normal business hours, and upon reasonable prior notice, to the employees of the Company and its Subsidiaries and to review and obtain copies of the Company's books and records and any final work papers, in each case, related to the preparation of the Closing Statement.  If Seller has any objections to the Closing Statement, then Seller will deliver a detailed written statement (the “Objections Statement”) to the Company, within thirty (30) days after delivery of the Closing Statement, describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for the disagreement with the calculation of such items and (c) Seller's proposed dollar amount for each item in dispute.  If the Seller does not deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on the parties and the parties shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement.  If the Seller delivers an Objections Statement within such thirty (30) day period, then Seller and the Company will use reasonable best efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Seller has submitted any Objections Statement, any remaining matters which are in dispute will be resolved by a mutually agreed to nationally recognized accounting firm (the “Accountants”).  The Accountants will prepare and deliver a written report to the Company and the Seller and will submit a proposed resolution of such unresolved disputes promptly to the parties.  The parties will instruct the Accountants to make such delivery, if practicable, within thirty (30) days after the dispute is submitted to the Accountants.  The Accountants’ determination of such unresolved disputes will be final and binding upon all parties; provided, however, that no such determination with respect to any disputed item shall be any more favorable to the Company than is set forth in the Closing Statement or any more favorable to Seller than is proposed in the Objections Statement.  The fees, costs and expenses of the Accountants (i) shall initially (i.e., prior to the Accountants rendering any final decision or determination) be split equally by the Company and Seller (e.g., any retainer or similar upfront fee), (ii) shall ultimately be allocated and paid by the Company in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted and (iii) shall ultimately be allocated and paid by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Accountants) bears to the aggregate dollar amount of such items so submitted.  The final Closing Statement, however determined pursuant to this Section 1.04, will produce the Net Debt Amount.  Each of the Purchasers hereby agrees to cause the Company to perform and comply with each of the Company’s obligations and duties set forth in this Section 1.04, including the payment obligations set forth in this Section 1.04 (other than the AlpInvest Purchasers who agree to not take any action or inaction that is inconsistent with such obligations and duties set forth in this Section 1.04).

(b)Debt Adjustment Payment. If the Target Net Debt Amount exceeds the Net Debt Amount (as finally determined in accordance with Section 1.04(a)), then the Company shall pay (or cause to be paid) to Seller an amount (the "Debt Adjustment Payment") equal to (1)

44.864% multiplied by (2) such excess; provided that, in no event shall the Debt Adjustment Payment exceed $8,389,433.  If the Target Net Debt Amount is equal to or less than the Net Debt Amount (as finally determined in accordance with Section 1.04(a)), then no party shall be obligated to pay such deficit to any other party.

(c)Payments

.  The Debt Adjustment Payment, if any, shall be made by wire transfer of immediately available funds to an account designated by Seller within five (5) Business Days after the Net Debt Amount becomes final and binding in accordance with Section 1.04(a).

ARTICLE II

Representations and Warranties of Seller

Seller hereby represents and warrants to each Purchaser, as of the date of this Agreement and as of the Closing, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows:

Section 2.01Organization, Standing and Power

. Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full entity power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 2.02Authority; Execution and Delivery; Enforceability

. The Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is specified to be a party and the consummation by the Seller of the Transactions have been duly authorized by all necessary board and other entity actions. The Seller has duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is specified to be a party, and this Agreement constitutes, and each Ancillary Agreement to which it is specified to be a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 2.03No Conflicts; Consents

. The execution and delivery by the Seller does not, the execution and delivery by the Seller of each Ancillary Agreement to which it is specified to be a party will not, and the consummation of the Transactions and compliance by the Seller with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, any provision of (a) the articles of organization or operating agreement (or comparable organizational and governance documents) of the Seller, (b) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which the Seller is a party or by which any of its properties or assets is bound (assuming, with respect to the LLC Agreement, the Waiver has been duly executed and delivered by the parties thereto and is in full force and effect) or (c) any Judgment or

Law applicable to the Seller or its properties or assets, except, in the case of clauses (b) and (c), for any such contraventions, conflicts, violations, defaults and rights as would not reasonably be expected to have a Seller Material Adverse Effect. No material consent, approval, waiver, license, permit, franchise, authorization, Judgment or similar approval (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (in each case whether Federal, state, local, foreign, international or multinational) (a “Governmental Entity”) is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions, other than Filings and Consents as may be required to be filed or secured, as applicable, solely by reason of any Purchaser’s (as opposed to Seller's) participation in the Transactions.

Section 2.04The Transferred Units

. The Seller has good and valid title to the Transferred Units, free and clear of all Liens other than restrictions on transfer under the LLC Agreement or applicable securities laws. Other than this Agreement and the LLC Agreement, the Transferred Units are not subject to any voting trust agreement or other similar Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Units.

Section 2.05LLC Agreement

. Seller has provided to Purchasers a true and complete copy of the LLC Agreement.

Section 2.06Capitalization

.

(a)The Company has 364,128,725 Class A Preferred Units outstanding, 351,457,041 Class A Common Units outstanding, and there are 116,490,706 Class B Non-Voting Common Units authorized under the Company’s equity plan.  As of the date hereof, (i) there are 93,855,524 options outstanding, of which 66,955,667 are time-vesting options (40,791,729 of which have vested as of November 30, 2018) and 26,899,856 of which are performance-based options (none of which have vested), and (ii) there are 844,349 Class B Non-Voting Common Units outstanding.

(b)Schedule 2.06(b)(1) sets forth a complete and accurate list of the issued and outstanding equity securities of the Company (the “Equity Securities”) including, with respect to any options or other incentive equity, the applicable vesting schedules and number of units that are vested and unvested.  Schedule 2.06(b)(2) sets forth a complete and accurate list of the Equity Securities held by Seller. Neither the Seller nor, to the Knowledge of the Seller, the Company has violated any securities Laws in connection with the offer, sale or issuance of its Equity Securities and the Equity Securities held by Seller are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right.  There are no declared or accrued but unpaid distributions with respect to any Equity Securities of the Company.  Except as set forth on Schedule 2.06(b)(1), there are no outstanding equity securities, options, warrants, call rights with respect to, or other rights or securities convertible or exchangeable into or Contracts or obligations of any kind (contingent or otherwise), to which the Seller or, to the Knowledge of the Seller, the Company, as applicable, is a party or by which it is bound obligating Seller or, to the Knowledge of the Seller, the Company, as applicable, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities or equity-like instruments or other securities of the Company or obligating the Seller or, to the Knowledge of the Seller, the Company, as applicable, to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or obligation.  Other than the LLC Agreement, there are no agreements among the Company’s equity holders to which the Seller is a party (or by which the Seller is bound), or which the Seller has Knowledge, with respect to the voting or transfer of the Company’s equity securities or with respect to any other aspect of the Company’s affairs.  To the Knowledge of the Seller, there are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equity holders of the Company may vote.

(c)For the avoidance of doubt, the representations and warranties of the Seller set forth in this Section 2.06 do not include or in any way reflect any changes to or impacts on the capital structure of the Company resulting from or relating to any actions taken or transactions entered into that are effective as of or following the Closing, including in connection with the execution of the Second Amended and Restated LLC Agreement.

Section 2.07Brokers

. Except, with respect to Next LLC, J.P. Morgan Securities LLC, Evercore Group L.L.C. and Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of the Seller.

Section 2.08Management Services Agreement

. Any and all amounts owed by the Company or any of its Subsidiaries under the Allscripts MSA have been fully paid, the Allscripts MSA has or will be terminated effective as of the Closing, and neither the Company nor any of its Subsidiaries has any further obligations or liabilities for services rendered thereunder.

ARTICLE III

Representations and Warranties of Purchasers

Each Purchaser hereby represents and warrants to the Seller, as of the date of this Agreement and the Closing, except to the extent such representations and warranties expressly relate to another date (in which case as of such other date), as follows (excluding, (a) for each GI Purchaser and each AlpInvest Purchaser, the representations and warranties set forth in Section 3.05(a), which do not relate to the GI Purchasers or the AlpInvest Purchasers, (b) for each Purchaser other than the GI Purchasers, the representations and warranties set forth in Section 3.05(b), which exclusively relates to the GI Purchasers and (c) for each Purchaser other than the AlpInvest Purchasers, the representations and warranties set forth in Section 3.05(c), which exclusively relates to the AlpInvest Purchasers):

Section 3.01Organization, Standing and Power

. Such Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full entity power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 3.02Authority; Execution and Delivery; and Enforceability

. Such Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is specified to be a party and to consummate the Transactions. The execution and delivery by such Purchaser hereof and the Ancillary Agreements to which it is specified to be a party and the consummation by such Purchaser of the Transactions have been duly authorized by all necessary board and other entity action. Such Purchaser has duly executed and delivered this Agreement and at or before the Closing will have duly executed and delivered each Ancillary Agreement to which it is specified to be a party, and this Agreement constitutes, and each Ancillary Agreement to which it is specified to be a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.03No Conflicts; Consents

. The execution and delivery by such Purchaser hereof does not, the execution and delivery by such Purchaser of each Ancillary Agreement to which it is specified to be a party will not, and the consummation of the Transactions and compliance by Purchaser with the terms hereof and thereof will not contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, any provision of (a) the certificate of incorporation or by-laws (or comparable documents) of such Purchaser or any of its Subsidiaries, (b) any Contract to which such Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (assuming, with respect to the LLC Agreement, the Waiver has been duly executed and delivered by the parties thereto and is in full force and effect) or (c) any Judgment or Law applicable to such Purchaser or any of its Subsidiaries or their respective properties or assets, except, in the case of clauses (b) and (c), for any such contraventions, conflicts, violations, defaults and rights as would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of or Filing with any Governmental Entity is required to be obtained or made by or with respect to such Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance hereof or any Ancillary Agreement or the consummation of the Transactions, other than (i) such Filings and Consents as may be required solely by reason of the Seller’s (as opposed to any other third party’s) participation in the Transactions and (ii) such other Filings and Consents the failure of which to obtain or make has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 3.04Securities Act

. The Applicable Transferred Units purchased by such Purchaser pursuant hereto are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act.

Section 3.05Availability of Funds

.

(a)Such Purchaser (except for the GI Purchasers and the AlpInvest Purchasers) has readily available to it cash in an amount sufficient to satisfy all its obligations hereunder and to timely consummate the Transactions, including payment of such Purchaser's Applicable Purchase Price and all applicable fees and expenses.

(b)Such GI Purchaser has received financing commitments pursuant to such GI Purchaser’s Equity Commitment Letter in an amount sufficient to pay such GI Purchaser’s

Applicable Purchase Price (its “GI Required Amount”).  As of the date hereof, such GI Purchaser has delivered to the Seller a true and complete copy of such GI Purchaser’s executed Equity Commitment Letter, such GI Purchaser’s Equity Commitment Letter has not been modified, amended or altered and, as of the date hereof, the commitments contained in such GI Purchaser’s Equity Commitment Letter have not been withdrawn or rescinded in any respect.  Neither such GI Purchaser nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of its GI Required Amount or the Transactions that would contain any additional conditions precedent or contingencies that would permit the Investors or Partners (as applicable and as defined in its Equity Commitment Letter) to reduce the total amount of the financing pursuant to such GI Purchaser’s Equity Commitment Letter to an amount less than its GI Required Amount, other than as set forth in such GI Purchaser’s Equity Commitment Letter. Such GI Purchaser’s Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of such GI Purchaser and, to the knowledge of such GI Purchaser, each other party thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of such GI Purchaser or any other party thereto under the terms and conditions of such GI Purchaser’s Equity Commitment Letter.  As of the date hereof, assuming the satisfaction of the conditions set forth in Section 5.01 and Section 5.02, such GI Purchaser does not have any reason to believe that (i) any conditions to the financing pursuant to such GI Purchaser’s Equity Commitment Letter will not be satisfied or (ii) such financing will not be available to such GI Purchaser as of the Closing.  There are no conditions precedent related to the funding or investing (as applicable) of the financing pursuant to such GI Purchaser’s Equity Commitment Letter other than the conditions set forth in such Equity Commitment Letter with respect to the equity financing contemplated thereby (the “GI Equity Financing”). Such GI Purchaser understands and acknowledges that under the terms of this Agreement, the obligations of such GI Purchaser to consummate the transactions contemplated hereby are not in any way contingent upon or otherwise subject to the consummation by such GI Purchaser of any financing arrangements, the obtaining by such GI Purchaser of any financing or the availability, grant, provision or extension of any financing to such GI Purchaser.  For the avoidance of doubt, the representations made by GI Purchasers are made severally on behalf of each GI Purchaser for itself only.

(c) Such AlpInvest Purchaser has received financing commitments pursuant to such Purchaser's Equity Commitment Letter in an amount sufficient to satisfy all its obligations hereunder and to timely consummate the Transactions, including payment of such AlpInvest Purchaser’s Applicable Purchase Price and all applicable fees and expenses (such amount, an “AlpInvest Required Amount”).  As of the date hereof, such AlpInvest Purchaser has delivered to the Seller a true and complete copy of such AlpInvest Purchaser's executed Equity Commitment Letter, such Equity Commitment Letter has not been modified, amended or altered and, as of the date hereof, the commitments contained in such Equity Commitment Letter have not been withdrawn or rescinded in any respect.  Neither such AlpInvest Purchaser nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the applicable AlpInvest Required Amount or the Transactions that would contain any additional conditions precedent or contingencies that would permit the Investors (as defined in the Equity Commitment Letter) to reduce the total amount of the financing pursuant to such

AlpInvest Purchaser's Equity Commitment Letter to an amount less than such AlpInvest Purchaser's AlpInvest Required Amount, other than as set forth in such AlpInvest Purchaser's Equity Commitment Letter. Such Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of such AlpInvest Purchaser and, to the knowledge of such AlpInvest Purchaser, each other party thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.  As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of such AlpInvest Purchaser or any other party thereto under the terms and conditions of such AlpInvest Purchaser's Equity Commitment Letter.  As of the date hereof, assuming the satisfaction of the conditions set forth in Section 5.01 and Section 5.02, such AlpInvest Purchaser does not have any reason to believe that (i) any conditions to the financing pursuant to such AlpInvest Purchaser's Equity Commitment Letter will not be satisfied or (ii) such financing will not be available to such AlpInvest Purchaser as of the Closing.  There are no conditions precedent related to the funding or investing (as applicable) of the financing pursuant to such AlpInvest Purchaser's Equity Commitment Letter other than the conditions set forth in the Equity Commitment Letter with respect to the equity financing contemplated thereby (the “AlpInvest Equity Financing”). Such AlpInvest Purchaser understands and acknowledges that under the terms of this Agreement, the obligations of such AlpInvest Purchaser to consummate the transactions contemplated hereby are not in any way contingent upon or otherwise subject to the consummation by such AlpInvest Purchaser of any financing arrangements, the obtaining by such AlpInvest Purchaser of any financing or the availability, grant, provision or extension of any financing to such AlpInvest Purchaser.  For the avoidance of doubt, the representations made by AlpInvest Purchasers are made severally on behalf of each AlpInvest Purchaser

Section 3.06Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of, or otherwise payable by, such Purchaser.

Section 3.07Investigation and Non-Reliance of Purchaser; No Additional Representations

. Such Purchaser acknowledges and agrees that (a) it and its Representatives have been permitted access to the books and records of the Seller with respect to the Transferred Units that it and its Representatives have desired or requested to see or review, and (b) after such investigation Purchaser has identified the representations and warranties expressly set forth in Article II as the sole representations and warranties on which such Purchaser is relying in making its determination to enter into this Agreement and consummate the Transactions. Such Purchaser acknowledges and agrees that (i) neither the Seller nor its Affiliates or any other Person has made any representation or warranty, express or implied, as to the Transferred Units, the Transactions, the Company or any Company Subsidiary or the accuracy or completeness of any information regarding the Transferred Units, the Company and the Company Subsidiaries furnished or made available to such Purchaser and its Representatives, except as expressly set forth in Article II, (ii) such Purchaser has not relied on any representation or warranty from the Seller, any of its Affiliates or any other Person in determining to enter into this Agreement, except as expressly set forth in Article II, (iii) neither the Seller nor any of its Affiliates or any other Person has any obligation to disclose any information regarding the Transferred Units, the Company or the Company Subsidiaries, except as expressly set forth in Article II, and (iv) other than as set forth in Article

VII of this Agreement, neither the Seller nor any of its Affiliates or any other Person shall have or be subject to any other liability to such Purchaser or any other Person resulting from the distribution to such Purchaser, or such Purchaser’s use of, any information, documents or material made available to such Purchaser in any form in expectation of the Transactions. Such Purchaser acknowledges that, if the Closing occurs, such Purchaser shall acquire the Applicable Transferred Units without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as expressly set forth in Article II. Without limiting the generality of the foregoing, such Purchaser acknowledges that, other than to the extent expressly set forth in Article II, neither the Seller nor any of its Affiliates or any other Person has made any representation or warranty, express or implied, as to any financial projections, forecasts, cost estimates and other predictions relating to the Transferred Units, the Company and the Company Subsidiaries delivered or made available to such Purchaser or as to the probable success or profitability of an investment in the Transferred Units or of the Company or any Company Subsidiary.  This Section 3.07 is subject in all respects to Section 7.05.

ARTICLE IV

Covenants

Section 4.01Confidentiality

. Each TA Purchaser acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of a confidentiality agreement between TA Associates Management, L.P. and Seller, dated as of October 17, 2018 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Company Subsidiaries; provided, however, that each TA Purchaser acknowledges that any and all other confidential information provided to it by Seller, its Affiliates or their respective Representatives concerning Seller or its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 4.02Reasonable Efforts

. Subject to the terms and conditions of this Agreement, Seller and each Purchaser shall use reasonable best efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (b) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Entities and other Persons that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement and (d) fulfill all conditions to such party’s obligations under this Agreement.  Subject to the terms and conditions of this Agreement, Seller and each Purchaser shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing, the Seller shall not be required to make any payment to a third party in order to obtain any such authorization, consent, order or approval as may be required to be filed or secured, as applicable, solely by reason of Purchasers' (as opposed to Seller's) participation in the Transactions.

Section 4.03Expenses

. Whether or not the Closing takes place, and except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such expense.

Section 4.04Publicity

. No public release or announcement concerning this Agreement or the Transactions shall be issued by any Seller Party or any Purchaser or any of their respective Affiliates without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement solely to the extent required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the other parties shall be advised in advance, afforded a reasonable opportunity to review and comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued. The Seller and Seller Parent further acknowledge and agree that the Purchasers may disclose the terms and the existence of this Agreement and the Transactions to their respective Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the Transactions to their respective actual and prospective limited partners, investors, and co-investors in connection with the Transaction and with their fundraising and reporting activities. Notwithstanding anything in this Section 4.04 to the contrary, this Section 4.04 shall not apply to any public release or announcement that is consistent with, and limited to, information disclosed in any other public release or announcement made with the prior written consent of the other parties hereto.

Section 4.05Equity Security Issuances

. From the date hereof through the Closing, neither the Seller nor the GI Purchasers or any of their respective Affiliates shall, and shall cause their respective designated Managers (as defined in the LLC Agreement) not to, authorize, adopt or otherwise approve (i) the issuance of any new Equity Securities, options, warrants, call rights with respect to, or other rights or securities convertible or exchangeable into or Contracts or obligations of any kind (contingent or otherwise), to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity securities or other securities of the Company, accelerate the vesting terms of any options to acquire Equity Securities, or (ii) any distribution with respect to any Equity Securities, in each case without the prior written consent of the TA Purchasers.

Section 4.06Equity Financing

.

(a)Each GI Purchaser shall cause its portion of the GI Equity Financing to be consummated upon satisfaction of the conditions set forth in such GI Purchaser’s Equity Commitment Letter with respect to its portion of the GI Equity Financing at the time the Closing is required to occur pursuant to Section 1.02. Each GI Purchaser shall use reasonable best efforts to (a) enforce its rights under such GI Purchaser’s Equity Commitment Letter, (b) maintain in full force and effect such GI Purchaser’s Equity Commitment Letter prior to the Closing, and (c) comply on a timely basis with its obligations under such GI Purchaser’s Equity Commitment Letter. Each GI Purchaser shall give the Seller prompt notice of any breach, repudiation, or threatened (in writing) breach of such GI Purchaser’s Equity Commitment Letter of which such GI Purchaser or its Affiliates becomes aware; provided, however, that in no event will such GI Purchaser or such Affiliate be under any obligation to disclose any information that is subject to attorney-client or similar privilege if such GI Purchaser or such Affiliate cannot disclose such information in a way that would not waive such privilege.  In the event that a GI Purchaser or an

Affiliate do not provide access or information in reliance on the preceding sentence, such Person shall provide notice to the Seller that such access or information is being withheld and such Person shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege. None of the GI Purchasers nor any of their respective Affiliates shall amend, modify, supplement, restate, substitute or replace such GI Purchaser’s Equity Commitment Letter, other than to increase the amount of the funding commitment thereunder. None of the GI Purchasers shall consent to any assignment of rights or obligations under such GI Purchaser’s Equity Commitment Letter without the prior written approval of the Seller, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 4.06 shall require, and in no event shall reasonable best efforts of a GI Purchaser be deemed or construed to require, such GI Purchaser to seek equity financing from any source other than those counterparty to, in any amount in excess of, or on other terms and conditions different from, such GI Purchaser’s Equity Commitment Letter. For the avoidance of doubt, the covenants made by GI Purchasers are made severally on behalf of each GI Purchaser for itself only.

(b)Each AlpInvest Purchaser shall cause its portion of the AlpInvest Equity Financing to be consummated upon satisfaction of the conditions set forth in such AlpInvest Purchaser's Equity Commitment Letter with respect to its portion of the AlpInvest Equity Financing at the time the Closing is required to occur pursuant to Section 1.02. Each AlpInvest Purchaser shall use reasonable best efforts to (a) enforce its rights under such AlpInvest Purchaser's Equity Commitment Letter, (b) maintain in full force and effect such AlpInvest Purchaser's Equity Commitment Letter prior to the Closing and (c) comply on a timely basis with its obligations under such AlpInvest Purchaser's Equity Commitment Letter. Each AlpInvest Purchaser shall give the Seller prompt notice of any breach, repudiation, or threatened (in writing) breach of the applicable Equity Commitment Letter of which such AlpInvest Purchaser or its Affiliates becomes aware; provided, however, that in no event will such AlpInvest Purchaser or such Affiliate be under any obligation to disclose any information that is subject to attorney-client or similar privilege if such AlpInvest  Purchaser or such Affiliate cannot disclose such information in a way that would not waive such privilege.  In the event that such AlpInvest Purchaser or an Affiliate do not provide access or information in reliance on the preceding sentence, such Person shall provide notice to the Seller that such access or information is being withheld and such Person shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not waive such privilege. No AlpInvest Purchaser nor any of its Affiliates shall amend, modify, supplement, restate, substitute or replace the applicable Equity Commitment Letter, other than to increase the amount of the funding commitment thereunder. Such AlpInvest Purchaser shall not consent to any assignment of rights or obligations under its Equity Commitment Letter without the prior written approval of the Seller, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 4.06 shall require, and in no event shall reasonable best efforts of such AlpInvest Purchaser be deemed or construed to require, such AlpInvest Purchaser to seek equity financing from any source other than those counterparty to, in any amount in excess of, or on other terms and conditions different from, such AlpInvest Purchaser's Equity Commitment Letter.  For the avoidance of doubt, the covenants made by GI Purchasers are made severally on behalf of each GI Purchaser for itself only.

Section 4.07Restriction on Unit Transfers

. From the date hereof through the earliest of (the “Restriction Termination Date”) (a) Closing, (b) 3 months after the date on which this Agreement is terminated, (c) the date Seller has made a claim against a GI Purchaser for a breach of this Agreement (an “Allscripts Claim”), or (d) after the termination of this Agreement, 10 Business Days after the date on which such GI Purchaser notifies Seller in writing that such GI Purchaser is pursuing a transfer of Units, such GI Purchaser shall not transfer any Units without Seller’s prior written consent in its sole discretion.  In addition, if Seller has made an Allscripts Claim on or prior to the Restriction Termination Date, such GI Purchaser shall not transfer any Units other than sales to a third party or parties (a “Qualified Transfer”) that are not Affiliates of such GI Purchaser, so long as such Allscripts Claim is unresolved.  Moreover, in the event Seller has made an Allscripts Claim on or prior to the Restriction Termination Date, and such GI Purchaser engages in a Qualified Transfer, such GI Purchaser agrees to retain a sufficient amount of cash proceeds following such Qualified Transfer to satisfy such Allscripts Claim until such Allscripts Claim is finally resolved. For the avoidance of doubt, nothing in this Section 4.07 shall, or shall be deemed to, waive or limit any rights the Seller has under the LLC Agreement, including under Article IX thereof, prior to the Closing.

Section 4.08Allscripts MSA

. The Seller will deliver a letter terminating the Allscripts MSA effective as of the Closing.

Section 4.09Section 280G

.

(a)To the extent applicable, the Seller and its Affiliates will, prior to Closing, use commercially reasonable efforts (i) to cooperate with the Company to seek waivers from disqualified individuals of any excess parachute payments, as such terms are defined in Section 280G of the Code and the Treasury Regulations promulgated thereunder, with respect to the Transactions, and (ii) to solicit stockholder approval in a manner that is intended to satisfy the requirements of Section 280G(b)(5) of the Code and the Treasury Regulations and guidance promulgated thereunder.  Neither the Seller nor any of its Affiliates shall be responsible for ensuring that such waivers and stockholder approval comply with the requirements of Section 280G(b)(5).

(b)Next LLC hereby irrevocably grants to GI Netsmart Holdings LLC a proxy to vote all the Transferred Units (whether at a meeting or pursuant to a written consent) in any vote or approval designed to satisfy the requirements of Section 280G(b)(5) of the Code (and the Treasury Regulations and guidance promulgated thereunder) that is solicited by the Company in connection with the Transaction.  This proxy shall expire upon the termination of this Agreement.

ARTICLE V

Conditions Precedent

Section 5.01Conditions to Each Party’s Obligation

. The obligation of each Purchaser and the Seller to consummate the Transactions is subject to the satisfaction (or waiver by such Purchaser and Seller) at or before the Closing of the following condition:

(a)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law preventing the consummation of the Acquisition shall be in effect and no suit, action or other proceeding by any Governmental Entity shall be pending seeking such an order, injunction or Judgment.

Section 5.02Conditions to Obligation of Purchasers

. The obligation of each Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by such Purchaser) at or before the Closing of the following conditions:

(a)Representations and Warranties. The representations and warranties of Seller (other than those in Section 2.06(a)) shall be true and correct in all material respects as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). The representations and warranties of Seller in Section 2.06(a) shall be true and correct in all but de minimis respects as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties in Section 2.06(a) shall be true and correct in all but de minimis respects on and as of such earlier date). Purchasers shall have received a certificate signed by an authorized officer of Seller to such effect.

(b)Directors and Officers. Seller shall have delivered valid resignations from the individuals set forth on Schedule 5.02(b) from all director and officer positions at the Company and any of its Subsidiaries.

(c)Performance of Obligations of Seller. Seller shall have performed or complied with all obligations and covenants in all material respects required by this Agreement to be performed or complied with by Seller at or before the Closing. Purchasers shall have received a certificate signed by an authorized officer of Seller to such effect.

(d)No Material Adverse Effect.  Since the date of this Agreement, there has not occurred any Material Adverse Effect (as defined below) to the Company.  A “Material Adverse Effect” shall mean any change, event, circumstance, development, occurrence or effect (each, an "Effect") that, individually or taken together with all other Effects has or had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no Effect arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute, and no Effect arising from or attributable to or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the execution, delivery or public announcement of this Agreement or any of the Transactions, (ii) conditions generally affecting the industries in which the Company and its subsidiaries operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company and its subsidiaries has material operations or sales, (iii) the taking of any action expressly required by this Agreement (excluding actions taken with the written consent of the Purchasers), (iv) any change in accounting principles generally accepted in the United States of America or applicable laws, in each case, after the date hereof, (v) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, or (vi) any failure in and of itself (as distinguished from any Effects giving rise to or contributing to such failure, which may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect) by the Company and its subsidiaries to meet any projections or forecasts for any period (provided that the underlying causes of such failure shall not be excluded by this clause (vi)), except in the case of clauses (ii), (iv) and (v), to the extent any such Effects, individually or in the aggregate, has a disproportionate effect on the Company and its subsidiaries relative to other persons engaged in the same industry as the Company and its subsidiaries.

Section 5.03Conditions to Obligation of Seller

. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or waiver by Seller) at or before the Closing of the following conditions:

(a)Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the Closing as though made as of the Closing, except to the extent  such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). Seller shall have received a certificate signed by an authorized officer of each Purchaser to such effect.

(b)Performance of Obligations of Purchasers. Purchasers shall have performed or complied with all obligations and covenants in all material respects (considered individually and collectively) required by this Agreement to be performed or complied with by Purchasers at or before the Closing. Seller shall have received a certificate signed by an authorized officer of each Purchaser to such effect.

ARTICLE VI

Termination, Amendment and Waiver

Section 6.01Termination

. (a)  Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Transactions abandoned at any time before the Closing:

(i)by mutual written consent of Seller and Purchasers;

(ii)by Seller if (A) there have been one or more breaches by any Purchaser of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Seller and would result in the failure to satisfy any of the conditions set forth in Section 5.01 or Section 5.03 and such breaches have not been cured within 10 Business Days after written notice thereof has been received by the applicable Purchaser or (B) any of the conditions set forth in Section 5.01 or Section 5.03 has become incapable of being satisfied on or before December 31, 2018 (the “Outside Date”) and has not been waived by Seller;

(iii)by Purchasers if (A) there have been one or more breaches by Seller of any of its representations, warranties, covenants or agreements contained herein that have not been waived by Purchasers and would result in the failure to satisfy any of the conditions set forth in Section 5.01 or Section 5.02 and such breaches have not been cured within 10 Business Days after written notice thereof has been received by Seller or (B) any of the conditions set forth in Section 5.01 or Section 5.02 has become incapable of being satisfied on or before the Outside Date and has not been waived by Purchasers; or

(iv)by Seller or Purchasers, if the Closing does not occur on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.01(a)(iv) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date.

(b)In the event of termination by Seller or Purchasers pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other, setting forth the clause of Section 6.01(a) pursuant to which such party is terminating and the facts giving rise to such party’s termination right in reasonable detail, and the Transactions shall be terminated, without further action by any party. If the transactions are terminated as provided herein:

(i)Purchasers shall return all documents and other material received from any Seller or the Company relating to the Transactions, whether so obtained before or after the execution hereof, to the Seller or the Company, in each case in accordance with the terms of the Confidentiality Agreement; and

(ii)all confidential information received by Purchasers with respect to the Transferred Units, the Company or any Company Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.

Section 6.02Effect of Termination

. If this Agreement is terminated and the Transactions are abandoned as described in Section 6.01, then, subject to the next succeeding sentence, this Agreement shall become null and void and of no further force and effect, and all further obligations of the parties under this Agreement will terminate, except as otherwise set forth in this Section 6.02 and except for Section 4.01 (with respect to Confidentiality), Section 4.03 (with respect to Expenses), Section 4.04 (with respect to Publicity), Section 4.07 (with respect to Restriction on Unit Transfers), Section 6.01, this Section 6.02 and Article VIII; provided, however, that nothing in this Section 6.02 shall be deemed to release Purchasers or Seller for any liability for any willful breach of this Agreement.

Section 6.03Amendments and Waivers

. This Agreement may not be amended except by an instrument in writing signed by each Purchaser and Seller. By an instrument in writing, Purchasers or Seller may waive compliance by the other with any term or provision hereof that such other party was or is obligated to comply with or perform. No delay or omission by any party hereto to exercise any right or power under this Agreement or pursuant to Law shall impair such right or power or be construed as a waiver thereof. A waiver by either party of any representation, warranty, covenant or condition shall not be construed to be a waiver of any succeeding breach or of any other representation, warranty, covenant or condition.

ARTICLE VII

Indemnification

Section 7.01Indemnification by Seller

. (a) From and after the Closing, the Seller shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any Losses suffered or incurred by such Purchaser Indemnitee to the extent arising out of the following:

(i)any breach as of the Closing of any representation or warranty of  the Seller contained herein; and

(ii)any breach of any covenant of the Seller contained herein.

(b)Notwithstanding anything to the contrary herein, in no event shall the Seller be required to indemnify any Purchaser (together with such Purchaser’s Affiliates and Representatives), and the Seller shall have no liability to any Purchaser (together with such Purchaser’s Affiliates and Representatives), in an aggregate amount that exceeds such Purchaser’s Applicable Purchase Price.

(c)Each Purchaser acknowledges that, other than as set forth in Section 7.05, its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Ancillary Agreements and the Transactions shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing and other than as set forth in Section 7.05, each Purchaser hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action it may have against any Seller arising out of this Agreement, any Ancillary Agreement, any certificate delivered pursuant hereto, any Law or otherwise (except pursuant to the indemnification provisions set forth in this Section 7.01).

(d)In no event shall Seller have any liability hereunder for: (i) any Losses that are not the reasonably foreseeable result of any breach by Seller of a representation and warranty or covenant contained in this Agreement (excluding any special circumstances not known to Seller when this Agreement was entered into), and (ii) any Losses based on reputational harm.

Section 7.02Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification

. (a) The representations and warranties contained herein shall survive the Closing for three years following the Closing; (b) the covenants to be performed before the Closing shall not survive the Closing and (c) all other covenants shall survive for one year following the time at which such covenants are required to be performed. The obligations to indemnify and hold harmless any party (i) pursuant to Section 7.01(a)(i) shall terminate when the applicable representation or warranty terminates in accordance with this Section 7.02 and (ii) pursuant to Section 7.01(a)(ii) shall terminate when the applicable covenant terminates in accordance with this Section 7.02 (and, in no case shall any claims for indemnification be made under this Agreement following such termination). Notwithstanding anything in this Section 7.02 to the contrary, in the event of any breach of a representation or warranty by a party hereto that constitutes Fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation.

Section 7.03Procedures

. (a)  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 7.01 in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third Party Claim) promptly (and in any event within five Business Days) after receipt by such Indemnified Party of notice of such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within ten Business Days) after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party to the extent relating to the Third Party Claim; provided that the failure to so notify an Indemnifying party or to deliver copies of notices of documents to the Indemnifying party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party has been materially prejudiced thereby.

(b)If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 7.03(b), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 7.03(b), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees reasonably available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that the Indemnifying Party shall have the right to settle such Third Party Claim without the consent of the Indemnified Party if such settlement (i) does not involve any admission by the Indemnified Party of any violation of criminal Law, (ii) involves solely the payment of money damages by the Indemnifying Party and does not involve any relief against the Indemnified Party, and (iii) provides a complete release of the Indemnified Party in connection with such Third Party Claim.

(c)In the event any Indemnified Party has a claim against any Indemnifying Party under Section 7.01 that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the applicable Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such claim) promptly (and in any event within ten Business Days) after becoming aware of such claim; provided that the failure to so notify an Indemnifying party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party has been materially prejudiced thereby.

Section 7.04Mitigation

. Each Indemnified Party shall, and cause each of its Affiliates and their respective Representatives, to the extent required by applicable Law, to, take commercially reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to such Losses that are indemnifiable under this Agreement.

Section 7.05Fraud

. Notwithstanding anything in this Agreement to the contrary (including any survival periods applicable to the representations, warranties, covenants and agreements contained herein, any limitations on remedies or recoveries, any disclaimers of reliance or any similar limitations or disclaimers (including, for the avoidance of doubt, those limitations or disclaimers set forth in Section 7.01(c))), nothing in this Agreement shall limit or restrict any Indemnified Party’s rights or ability to maintain or recover any amounts in connection with any action or claim against a party hereto for Fraud by such party in connection with the Transactions.

Section 7.06No Circular Recovery

. The Seller hereby irrevocably waives and releases, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses, right of subrogation or other right or remedy (including under any provisions of the LLC Agreement or any organizational documents of any of the Company Subsidiaries) against the Company or any of its Subsidiaries or any Purchaser Indemnitees in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.  The Seller will cause each of its Affiliates, and each of its and its Affiliates' directors, officers, and managers, to comply with this Section 7.06.

ARTICLE VIII

General Provisions

Section 8.01Assignment

. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of Seller and Purchasers; provided, however, that (a) Seller and each Purchaser may assign any of their respective rights or obligations, or delegate any of their respective duties, under this Agreement to any of their respective Affiliates and (b) each AlpInvest Purchaser may assign any of its rights and obligations, or delegate any of its duties, under this Agreement to the California State Teachers’ Retirement System, but no such assignment contemplated by clause (a) or (b) of this Section 8.01 shall relieve Seller or any Purchaser of any such obligation or duty, except in the case of clause (b) of this Section 8.01, if (and only if) prior to any such assignment, the California State Teachers’ Retirement System executes and delivers to Seller a joinder to this Agreement in a form reasonably satisfactory to Seller, then such assigning AlpInvest Purchaser shall be released from its obligations and duties hereunder to the extent the California State Teachers’ Retirement System agrees to perform such obligations and duties in such joinder.  Any attempted assignment in violation of this Section 8.01 shall be void.

Section 8.02No Third-Party Beneficiaries

. Except as expressly provided in (a) Article VII with respect to Purchaser Indemnitees, (b) Section 8.12 with respect to the Purchaser Released Parties and (c) Section 8.11 with respect to the Company Restricted Parties and the GI Member Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 8.03Notices

. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email (if, and only if, the recipient confirms receipt or the sender, within one Business Day of the email transmission, sends a confirming copy of such notice or other communication by a recognized overnight courier service (charges prepaid)) or sent, postage or charges prepaid, by registered, certified or express mail or recognized overnight courier service and shall be deemed given when received, as follows:

(i)if to TA Purchasers,

C/O TA Associates Management, L.P.

John Hancock Tower, 56th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Mark Carter and Hythem El-Nazer

Facsimile: (617) 574-6728

Email: mcarter@ta.com and hel-nazer@ta.com

with a copy to:

Kirkland & Ellis LLP

3330 Hillview Avenue

Palo Alto, CA 94304

Attention: Adam D. Phillips, P.C. and Sean Z. Kramer

Email: aphillips@kirkland.com and sean.kramer@kirkland.com

(ii)if to GI Purchasers,

c/o GI Manager L.P.

188 The Embarcadero

7th Floor

San Francisco, CA 94105

Attention: Howard Park and David Smolen

Email: howard@gipartners.com and david.smolen@gipartners.com with a copy to:

Paul Hastings LLP

Seventeenth Floor

695 Town Center Drive

Costa Mesa, CA 92626

Attention: Brandon Howald

Email: brandonhowald@paulhastings.com

(iii)if to an AlpInvest Purchaser,

c/o AlpInvest US Holdings, LLC

299 Park Avenue, 35th Floor,

New York, N.Y. 10171

Attention:  Rich Dunne, Sid Murdeshwar, Michael Thorne and

Evert Vink

Email:legal@alpinvest.com

and

with a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY  10036-8704

Attention: Isabel Dische

Email:Isabel.Dische@ropesgray.com

(iv)if to Seller,

c/o Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Attention: General Counsel

Email: brian.farley@allscripts.com

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Gary Gerstman

Adam Snyder

Email: ggerstman@sidley.com

asnyder@sidley.com

Section 8.04Interpretation; Exhibits and Schedules; Certain Definitions

.  (a)  The headings contained herein and in any Exhibit hereto, the table of contents hereto and the index of defined terms are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined herein. When a reference is made herein to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. For all purposes of this Agreement, unless otherwise specified herein, (i) ”or” shall be construed in the inclusive sense of “and/or”; (ii) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (iii) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and Schedules) and not to any particular provision of this Agreement; and (iv) all references herein to “$” or dollars shall refer to United States dollars. Any document, list or other item shall be deemed to have been “made available” to such Purchaser for all purposes of this Agreement if an electronic copy document, list or other item (in final execution form and including all material amendments, supplements, and modifications thereto, in each case as applicable) was delivered to such Purchaser or its Representatives or uploaded to the electronic data room for “Project Accelerate” operated by Donnelley Financial Solutions Venue, as such materials were posted to the electronic data room at least three Business Days prior to the date of this Agreement and not removed on or prior to the date of this Agreement.

(b)For all purposes hereof:

“Acquisition” has the meaning set forth in Section 1.01.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Seller Parent, Healthcare LLC, Next LLC or any of their respective Subsidiaries.

“Agreement” has the meaning set forth in the Preamble .

“Allscripts MSA” means that certain Management Services Agreement, dated as of April 25, 2016, by and among GI Managers L.P., the Company, Nathan Intermediate LLC and Healthcare LLC, pursuant to which Healthcare LLC was engaged to provide services to the Company and its Subsidiaries.

"AlpInvest Purchasers" means ACP Accelerate I LLC, a Delaware limited liability company and ACP Accelerate II LLC, a Delaware limited liability company.

“AlpInvest Required Amount” has meaning set forth in Section 3.05(c).

“Ancillary Agreements” means the agreements and instruments executed and delivered in connection with this Agreement.

“Applicable Purchase Price” has the meaning set forth in Section 1.01.

“Applicable Transferred Units” has the meaning set forth in Section 1.01.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law to close in The City of New York, New York.

“Class A Common Units” has the meaning set forth in the LLC Agreement.

“Class A Preferred Units” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Company” has the meaning set forth in the Recitals.

“Company Subsidiary” means each Subsidiary of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 4.01.

“Consent” has the meaning set forth in Section 2.03.

“Contract” has the meaning set forth in Section 2.03.

“Covered Claim” has the meaning set forth in Section 8.09.

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Securities” has the meaning set forth in Section 2.06.

“Filing” has the meaning set forth in Section 2.03.

“Fraud” means an actual fraud by a party to this Agreement involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement (made with the knowledge that a representation or warranty set forth in Article II, with respect to Seller, or in Article III, with respect to any Purchaser, was actually breached when made), and made with the express intent of inducing the other parties hereto to enter into this Agreement and to consummate the Transactions and upon which such other parties have relied to their detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory).

“GI Netsmart” means GI Netsmart Holdings LLC, a Delaware limited liability company.

“GI Purchasers” means GI Netsmart, Pacific Opportunity LP, a Delaware limited partnership, Pacific Opportunity II LP, a Delaware limited partnership, and Bay Opportunities LP, a Delaware limited partnership.

“GI Required Amount” has meaning set forth in Section 3.05(b).

“Governmental Entity” has the meaning set forth in Section 2.03.

“Healthcare LLC” has the meaning set forth in the Preamble.

“including” means “including, without limiting the generality of the foregoing”.

“Indemnified Party” has the meaning set forth in Section 7.03(a).

“Indemnifying Party” has the meaning set forth in Section 7.03(a).

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Knowledge of Seller” or any other similar knowledge qualification means, with respect to any fact or matter, the actual knowledge as of the date of this Agreement of the individuals set forth on Schedule 8.04(b)(1).

“Law” means any Federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of April 19, 2016, of the Company, as amended on June 28, 2016 and July 25, 2017.

“Loss” means any out-of-pocket loss, liability, claim, damage, cost or expense, including reasonable legal fees and expenses (but excluding any lost profits and diminution of value, and any incidental, special, indirect, consequential or punitive damages), whether involving a Third Party Claim or a claim solely between the parties.

"Net Debt Amount" means an amount equal to (i) the principal amount and all accrued but unpaid interest on (a) that certain First Lien Credit Agreement, dated as of April 19, 2016, by and among Nathan Intermediate LLC, a Delaware limited liability company, and certain of its Subsidiaries as borrowers, the financial institutions and other entities party thereto as lenders and UBS AG, Stamford Branch, as collateral and administrative agent, as amended, restated or otherwise modified from time to time ("Lien #1"); and (b) that certain Second Lien Credit Agreement, dated as of April 19, 2016, by and among Nathan Intermediate LLC, a Delaware limited liability company and certain of its Subsidiaries as borrowers, the financial institutions and other entities party thereto as lenders and UBS AG, Stamford Branch, as collateral and administrative agent, as amended, restated or otherwise modified from time to time ("Lien #2"), plus the amount owed under all capitalized leases, minus (ii) the sum of (a) the aggregate amount of all unrestricted cash and cash equivalents of the Company and its Subsidiaries plus (b) the aggregate amount of any and all expenses paid by the Company and its Subsidiaries in connection with the Transactions on or between December 7, 2018 and the end of the Closing Date, plus (c) the aggregate amount of any payments made by the Company in connection with the repurchase of any equity of the Company held by current or former employees of the Company or any of its Subsidiaries, in each case, in accordance with the methodology used to calculated the Net Debt Amount in the Net Debt Amount Schedule attached hereto.

“Next LLC” has the meaning set forth in the Preamble.

“Outside Date” has the meaning set forth in Section 6.01(a)(ii).

“Per Unit Purchase Price” has the meaning set forth in Section 1.01.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Proceeding” means any suit, action or proceeding (in each case, whether civil or criminal) commenced, brought, conducted or heard by or before any Governmental Entity.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnitees” means Purchaser, its Affiliates and each of their respective Representatives.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchasers to timely consummate the Acquisition and to perform its obligations under this Agreement.

“Purchaser Released Parties” has the meaning set forth in Section 8.12(a).

“Purchasers” has the meaning set forth in the Preamble.

“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Material Adverse Effect” means a material adverse effect on the ability of the Seller to timely consummate the Acquisition and to perform its obligations under this Agreement.

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Parties” means Healthcare LLC, Next LLC and Seller Parent.

“Seller Releasing Parties” has the meaning set forth in Section 8.12(a).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

"TA Purchasers" means TA XII-A, L.P., a Delaware limited partnership, TA XII-B, L.P., a Delaware limited partnership, and TA Investors XII L.P., a Delaware limited partnership.

"Target Net Debt Amount" means an amount equal to $804,000,000.

“Third Party Claim” has the meaning set forth in Section 7.03.

“Transactions” has the meaning set forth in Section 1.01.

“Transferred Units” has the meaning set forth in the Recitals.

“Unit” has the meaning set forth in the LLC Agreement.

“Waiver” has the meaning set forth in the Recitals.

Section 8.05Counterparts

. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by the Seller and each Purchaser and delivered to the other party. A facsimile, .pdf or other copy of a signature, including execution and delivery of the Agreement by electronic exchange, shall be deemed an original for purposes of this Agreement.

Section 8.06Entire Agreement

. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement of Seller and Purchasers with respect to the sale and purchase of the Transferred Units and supersedes all prior agreements between Seller and Purchasers with respect thereto. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the sale and purchase of the Transferred Units exclusively in contract pursuant to the express terms and provisions of this Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto; and the parties hereto expressly disclaim that, other than in the case of Fraud, they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto. Other than in the case of Fraud, the sole and exclusive remedies for any breach of the terms and provisions of this Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement, the Ancillary Agreements and the Confidentiality Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Transferred Units shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, the Ancillary Agreements and the Confidentiality Agreement); and the parties hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement, the Ancillary Agreements or the Confidentiality Agreement.

Section 8.07Enforcement

. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, (a) Seller shall be entitled to specific performance against Purchasers (i) of Purchasers’ obligations to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver by each Purchaser of the conditions set forth in Section 5.01 and Section 5.02 and (ii) to enforce and to prevent any breach by Purchasers of their respective covenants under this Agreement and (b) Purchasers shall be entitled to specific performance against Seller (i) of Seller’s obligation to consummate the Acquisition and to conduct the Closing upon the satisfaction or waiver of the conditions set forth in Section 5.01 and Section 5.03, and (ii) to enforce and to prevent any breach by Seller of its covenants under this Agreement. Any requirements for the securing or posting of any bond in connection with such remedy are waived. Each of the parties hereby irrevocably waives, and agrees not to assert or attempt to assert, by way of motion or other request for leave from the court, as a defense, counterclaim or otherwise, in any Proceeding involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy.

Section 8.08Consent to Jurisdiction

. Each party irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court, any other state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement, any certificate delivered pursuant hereto or thereto or any Transaction. Each party agrees to commence any such action, suit or proceeding in the Delaware Chancery Court, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any other state court in the State of Delaware or in the United States District Court for the District of Delaware. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any Governmental Entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 8.08. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.08. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the Transactions in (a) any state court in the State of Delaware or (b) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In the event there is a final non-appealable resolution of any action, suit, claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, the non-prevailing party in such action, suit, claim or proceeding will pay all reasonable and documented out-of-pocket expenses (including reasonable fees of counsel) incurred by the prevailing party in connection with pursuing and conducting such litigation or proceeding.

Section 8.09GOVERNING LAW

. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) (EACH, A “COVERED CLAIM”), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED

ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

Section 8.10WAIVER OF JURY TRIAL

. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11Certain Other Acknowledgement and Agreements

. Each Seller Party hereby acknowledges and agrees that: (i) upon the Closing and as of immediately prior to the effectiveness of the Second Amended and Restated LLC Agreement, such Seller Party shall not own or hold any Units or other equity interests in the Company or any of its Subsidiaries or be a Member (as defined in the LLC Agreement) of the Company or have any approval or consent rights with respect to the amendment and/or restatement of the Second Amended and Restated LLC Agreement pursuant to the Second Amended and Restated LLC Agreement; (ii) such Seller Party shall not be a party to, or have any rights under or with respect to, the Second Amended and Restated LLC Agreement; (iii) the LLC Agreement will be amended and restated in the form of the Second Amended and Restated LLC Agreement; and (iv) the restrictions and obligations of the Company Restricted Parties (as defined in the LLC Agreement) and the GI Member Parties (as defined in the LLC Agreement) under Section 5.9 of the LLC Agreement shall, effective as of the Closing, terminate and be of no further force and effect.  Each of the Purchasers hereby acknowledges and agrees that, effective upon the Closing, except for confidentiality obligations under Section 14.3 of the LLC Agreement in accordance with the terms thereof, none of the Seller Parties nor any of their respective Affiliates shall have any duties, liabilities or obligations under or in connection with the Second Amended and Restated LLC Agreement or the LLC Agreement.

Section 8.12Release

.

(a)Effective upon the Closing, each of the Seller Parties, on behalf of itself and each of its Affiliates (including, without limitation, any current or former Affiliates or affiliated predecessors that held any Units or other equity interests in the Company), successors and assigns (collectively, with respect to each Seller Party, its “Seller Releasing Parties”), hereby irrevocably waives, releases and discharges forever each of the Purchasers, the Company and the Subsidiaries of the Company and, with respect to each of the foregoing, each of their respective current, former and future officers, directors, managers, members, owners, employees, trustees, beneficiaries, administrators, Affiliates, agents and representatives (collectively, the “Purchaser Released Parties”), from any and all liabilities and obligations to, and agreements with, such Seller Party and its Seller Releasing Parties of any kind or nature whatsoever, arising out of or related to such Seller Party’s or any of its Seller Releasing Parties’ ownership of or rights relating to Units or other equity interests in the Company, sale of Transferred Units pursuant to this Agreement, any rights under the LLC Agreement, or capacity as a Member of the Company, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, whether arising hereunder or under any other agreement or understanding or otherwise at law or equity and solely in its capacity as a an equity holder of the Company, and each of the Seller Parties hereby covenants and agrees, on behalf of itself and each of its Seller Releasing Parties, that neither it nor any of its Seller Releasing Parties shall seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Released Parties.   Notwithstanding the foregoing or anything to the contrary in this Section 8.12, none of the Seller Parties or their respective Seller Releasing Parties waives or releases (i) any rights of such Seller Party or Seller Releasing Parties under this Agreement or the Ancillary Agreements or (ii) subject to Section 7.06 of this Agreement, any rights of such Seller Party (or, if applicable, any person(s) who served as such Seller Party’s designated Manager of the Company) under Section 6.4 (Indemnification) of the LLC Agreement (the foregoing rights described in clauses (i) and (ii) of this sentence being referred to herein as “Seller Excluded Matters”).

(b)The Seller Parties and their respective Releasing Parties understand and agree that the releases provided in Section 8.12(a) above extend to all claims released above whether known or unknown, suspected or unsuspected.  As to those matters released herein only, the Seller Parties and their respective Releasing Parties waive and relinquish any and all rights they may have under California Civil Code Section 1542 (or any other law or rule of any jurisdiction designed to prevent the waiver of unknown claims), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”

(c)The Seller Parties and their respective Releasing Parties expressly waive and release any rights and benefits which they have or may have under any similar law or rule of any other jurisdiction pertaining to the matters released in this Section 8.12.  It is the intention of the Seller Parties and their respective Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release the claims described in this Section 8.12 (other than, for the avoidance of doubt, the Seller Excluded Matters).  In furtherance of such intention, the releases given in this Section 8.12 shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

Section 1.01

IN WITNESS WHEREOF, Purchasers and Seller have duly executed this Agreement as of the date first written above.

TA Purchasers:

TA XII-A, L.P.

By: TA Associates XII GP L.P.

Its: General Partner

By: TA Associates, L.P.

Its: General Partner

By: /s/ Mark H. Carter_______________________
Name: Mark H. Carter
Title: Managing Director

TA XII-B, L.P.

By: TA Associates XII GP L.P.

Its: General Partner

By: TA Associates, L.P.

Its: General Partner

By: /s/ Mark H. Carter_______________________
Name: Mark H. Carter
Title: Managing Director

TA INVESTORS XII L.P.

By: TA Associates, L.P.

Its: General Partner

By: /s/ Mark H. Carter_______________________
Name: Mark H. Carter
Title: Managing Director

Unit Purchase Agreement

GI Purchasers:

GI Netsmart Holdings LLC

By: /s/ David Smolen________________________
Name: David Smolen
Title: General Counsel

Pacific Opportunity LP

By: GI GP IV LLC

Its: General Partner

By: /s/ David Smolen________________________
Name: David Smolen
Title: General Counsel

Pacific Opportunity II LP

By: GI GP IV LLC

Its: General Partner

By: /s/ David Smolen________________________
Name: David Smolen
Title: General Counsel

Bay Opportunities LP

By: GI GP IV LLC

Its: General Partner

By: /s/ David Smolen________________________
Name: David Smolen
Title: General Counsel

Unit Purchase Agreement

AlpInvest Purchasers:

ACP Accelerate I LLC

By: AlpInvest US Holdings, LLC, its manager

By: /s/ Michael Thome_______________________
Name: Michael Thome
Title: Senior Legal Counsel

By: /s/ Evert Vink___________________________
Name: Evert Vink
Title: Chief Legal Officer

ACP Accelerate II LLC

By: AlpInvest US Holdings, LLC, its manager

By: /s/ Michael Thome_______________________
Name: Michael Thome
Title: Senior Legal Counsel

By: /s/ Evert Vink___________________________
Name: Evert Vink
Title: Chief Legal Officer

Unit Purchase Agreement

Seller:

Allscripts Healthcare, LLC

By: /s/ Richard Poulton_______________________
Name: Richard Poulton
Title: President

Allscripts NEXT, LLC

By: /s/ Richard Poulton_______________________
Name: Richard Poulton
Title: President

Seller Parent, solely for purposes of Section 4.04, Section 8.11 and Section 8.12:

Allscripts Healthcare Solutions, Inc.

By: /s/ Richard Poulton_______________________
Name: Richard Poulton
Title: President

Unit Purchase Agreement